As filed with the Securities and Exchange Commission on December 9, 2003
Registration No. 333-108777

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REALNETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Washington	2601 Elliott Avenue, Suite 1000	91-1628146
(State or other jurisdiction of incorporation or organization)	Seattle, Washington 98121 (206) 674-2700	(I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Kimball

Vice President, Legal and Business Affairs,
General Counsel and Corporate Secretary
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
(206) 674-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis, Esq.
Christian E. Montegut, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
5300 Carillon Point
Kirkland, Washington 98033-7356
(425) 576-5800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2003

$100,000,000

(aggregate principal amount)

RealNetworks, Inc.

Zero Coupon Convertible Subordinated Notes due July 1, 2010

and
10,756,500 Shares of Common Stock Issuable upon Conversion of the Notes

     We issued the notes in a private placement on June 17, 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

     The notes will mature on July 1, 2010. As described in more detail beginning on page 33 of this prospectus, you may convert the notes into shares of our common stock at any time before the close of business on the date of their maturity unless we have previously repurchased the notes, if:

•	on any date on or prior to December 31, 2007, the closing sales price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the date immediately prior to the eleventh trading day of the following fiscal quarter was more than 110% of the then current conversion price of the notes;

•	on any date after December 31, 2007, the closing sales price of our common stock is more than 110% of the then current conversion price of the notes;

•	on or after July 1, 2008, we elect to call the notes for redemption;

•	specified corporate transactions involving the distribution to all or substantially all of our holders of common stock of rights, options, warrants, cash, assets, debt securities or capital stock should occur;

•	we become a party to a consolidation, merger or sale of all or substantially all of our assets, which consolidation, merger or sale constitutes a “change in control” transaction, as described in this prospectus; and

•	subject to the exceptions described in this prospectus, during the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the product of the closing sale price of our shares of common stock on a given day and the then current conversion rate for the notes during that period.

     The conversion rate is 107.5650 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $9.30 per share.

     The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to all indebtedness and all liabilities of our subsidiaries. As of September 30, 2003, we had no outstanding senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.8 million (excluding intercompany liabilities).

     The interest rate on the notes is zero. The notes do not accrete interest.

     On or after July 1, 2008, we may redeem the notes in whole or in part at the redemption prices set forth in this prospectus.

     On July 1, 2008, or in the event of a “change in control” transaction, as described in this prospectus, you may require us to repurchase any notes held by you at the repurchase prices set forth in this prospectus.

     The notes are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on The Nasdaq National Market under the symbol “RNWK.” The closing sale price of our common stock on December 5, 2003 was $5.17 per share.

         These securities involve a high degree of risk. See “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December      , 2003

SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.3

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY

      The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth in the section entitled “Risk Factors.” Unless the context otherwise requires, the terms “RealNetworks,” “we,” “us” and “our” refer to RealNetworks, Inc., a Washington corporation.

RealNetworks, Inc.

      We are a leading global provider of network-delivered digital media services and the technology that enables digital media creation, distribution and consumption. Our company is at the center of the intersection between technology and digital content.

      Our strategy is to drive the creation of a market for subscription-based digital audio and video content online, and we are positioned to benefit from this market in three primary ways: (1) as an electronic retailer of digital content to consumers; (2) as a business-to-business services provider to third parties who wish to distribute their content to consumers over digital networks; and (3) as a supplier of the underlying technology used by content owners and network operators to create and distribute digital content. We have helped to create a large ecosystem of consumers, network operators and content owners who use our products and services to create, send and receive both free and paid content. We believe that we can leverage this ecosystem to successfully compete in the market for digital content and related technology.

      Consumers use our RealOne Player to play, create and manage their digital media, rip and burn CDs, tune in to Internet radio and play streaming and on-demand audio and video. Since our inception, there have been more than 300 million unique registered users worldwide of our RealOne Player and its predecessor, the RealPlayer. RealOne Player users can subscribe to our RealOne subscription services, which offer subscribers a package of premium software and services and access to premium content. We offer a variety of subscription service offerings to consumers under our RealOne brand, including RealOne SuperPass, which provides consumers access to online sports, news, music and entertainment programming from brand-name media companies, and RealOne RadioPass, a subscription radio service. In addition, a subscription to one of our RealOne services includes a premium version of our RealOne Player software, offering playback of over 50 media types, advanced CD burning and other features designed to enhance the user experience for digital media. RealOne Player users can also subscribe to one of the subscription products we offer that feature the content of our content partners, including CNN, Major League Baseball Advanced Media and NASCAR.com. At September 30, 2003, our subscription offerings had over one million paying subscribers. We believe this represents one of the largest paid media subscription businesses on the Internet.

      Our ecosystem also includes content owners and network operators who use our products to create and distribute free and paid digital content, as well as other technology companies who license our technology in order to integrate digital media into their products. The technology platform that we use for our products and that we license to other companies is called Helix. The Helix platform is designed to deliver digital media in any major media format over Internet protocol-enabled networks to media-enabled devices. Helix supports all of the major server and device operating systems, and it enables content providers to deliver high quality digital audio and video content to consumers with high levels of scalability, reliability and flexibility. We have made the core Helix technology available in source code to a community of developers — the “Helix Community” — to help increase the speed, creativity and innovation in development on our platform. We have also entered into agreements with leading manufacturers of semi-conductors, servers, personal computers, and wireless and personal music devices, as well as other consumer electronic devices, to incorporate our streaming and downloadable media technology in their products. We believe that this will enable even more rapid adoption of our Helix technologies.

      The size of our worldwide user base provides us with an ability to pool consumer demand on a very large scale. Accordingly, we have developed a variety of products and services to connect content providers, broadcasters and advertisers with that user base, including our RealOne subscription services. Our strategy is to continue to leverage our Internet media technology and our worldwide user base to create industry-leading products, services and businesses at the intersection of digital technology and digital media.

      We were incorporated in the State of Washington in 1994. Our principal executive offices are located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121 and our telephone number at that location is (206) 674-2700. Our website is www.realnetworks.com. The information on our website is not incorporated into this prospectus.

      RealNetworks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of RealNetworks, Inc. Other trademarks of RealNetworks, Inc. used herein include RealOne, RealAudio, RealVideo, RealPlayer, RealOne SuperPass, RealOne MusicPass, RealOne RadioPass, and RealJukebox. All other trademarks, service marks, registered trademarks, or registered service marks in this prospectus that are not the property of RealNetworks, Inc. are the property of their respective owners.

The Offering

Securities offered	$100,000,000 principal amount of Zero Coupon Convertible Subordinated Notes due July 1, 2010, and shares of common stock issuable upon conversion of the notes.

Interest	Interest on the notes will be zero.

Conversion	Unless we have previously redeemed, purchased or repurchased the notes, you will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock prior to maturity, subject to adjustments described herein, at a rate of 107.5650 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $9.30 per share), as follows:

• you will have such conversion right in a conversion period (as defined in this prospectus) on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 110% of the then current conversion price of the notes;

• if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter;

• you will have the right to convert the notes until the close of business on the business day prior to the redemption date if we elect to call the notes for redemption on or after July 1, 2008;

• if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

• if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or

• if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control transaction as defined in “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control.”

You may also convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined in this prospectus) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price on the notes and you surrender your notes for conversion, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

The conversion rate is subject to adjustment upon certain events. See “Description of the Notes — Conversion Rights.”

Subordination	The notes are subordinated to our present and future “senior debt,” as that term is defined in “Description of the Notes — Subordination.” The notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2003, we had no outstanding senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.8 million (excluding intercompany liabilities). The indenture under which the notes were issued does not restrict the incurrence of “senior debt” by us or the incurrence of indebtedness or liabilities by us or any of our subsidiaries. See “Description of the Notes — Subordination.”

Optional redemption by RealNetworks	On or after July 1, 2008, we have the option to redeem all or a portion of the notes at 100% of the principal amount of the notes. See “Description of the Notes — Optional Redemption by RealNetworks.”

Purchase of the notes at the option of the holder	You may require us to purchase all or a portion of your notes in cash on July 1, 2008, at 100% of the principal amount of the notes. See “Description of the Notes — Purchase of Notes at the Option of the Holder.”

Repurchase at the option of the holders upon a change in control	Upon a change in control, as that term is defined in “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control,” you will have the right, subject to conditions and restrictions, to require us to repurchase some or all of your notes at a price equal to 100% of the principal amount. The repurchase price is payable in cash or, at our option, subject to certain circumstances, in shares of our common stock valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. See “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control.”

Use of proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

Events of default	The following are events of default under the indenture for the notes:

• we fail to pay the principal of any note when due;

• we fail to pay liquidated damages on any note when due, and such failure continues for 30 days;

• we fail to provide the notice that we are required to give in the event of a change in control;

• we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

• we or any of our significant subsidiaries, as defined in the indenture, fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by us or such subsidiary, or any guarantee thereof, in excess of $25 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

• events of bankruptcy, insolvency or reorganization involving us or any significant subsidiary.

See “Description of the Notes — Events of Default.”

Risk Factors

      You should read the “Risk Factors” section, beginning on page 6 of this prospectus, so that you understand the risks associated with an investment in the securities offered with this prospectus.

Ratio of Earnings to Fixed Charges

      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended
	September 30,		Fiscal Year Ended December 31,

	2002	2003	1998	1999	2000	2001	2002

Ratio of earnings to fixed charges	N/A	N/A	N/A	1.73	N/A	N/A	N/A
Deficiency of earnings to fixed charges (in 000’s)	$(29,941)	(15,996)	(19,953)	N/A	(107,155)	(78,821)	(32,381)

      These computations include us and our consolidated subsidiaries. Ratio of earnings to fixed charges is computed by dividing:

•	earnings before taxes adjusted for fixed charges by,

•	fixed charges, which includes interest expense, plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor, plus amortization of debt issuance costs.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors before making an investment in the notes or the common stock issuable upon conversion of the notes. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock and the notes offered by this prospectus could decline. The risks outlined below address many of the risks RealNetworks faces, but it is not an exhaustive list of all of our risks.

      Keep these risk factors in mind when you read “forward-looking” statements elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words, “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Related to Our Business

We have a relatively limited operating history, which makes it difficult to evaluate our business.

      We were incorporated in February 1994 and have a relatively limited operating history, particularly in our consumer subscription businesses. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the markets for online consumer subscription services and digital media software in which we operate.

      To address the risks and uncertainties faced by our business, we must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining adoption of our technology on a wide variety of platforms and devices;

•	establishing and maintaining our brand name;

•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;

•	developing subscription services products that result in high degrees of consumer satisfaction and high levels of consumer usage;

•	successfully responding to competition from Microsoft, Yahoo!, Apple and others, including competition from emerging technologies and solutions; and

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services.

      Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We have a history of losses.

      We have incurred significant losses since our inception. As of September 30, 2003, we had an accumulated deficit of $274 million. We had net losses for the quarter and nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, and we may not generate sufficient revenue to be profitable on a quarterly or annual basis in the future. We devote significant resources to developing, enhancing, selling, marketing and obtaining content for our products and services. As a result, we will need to generate significant revenue to be profitable in the future.

Our operating results are likely to fluctuate significantly, which may cause our stock price to fluctuate.

      As a result of our relatively brief operating history and the rapidly changing and uncertain nature of the markets in which we compete, our quarterly and annual revenue and operating results are likely to fluctuate from period-to-period, and period-to-period comparisons may not be meaningful. These fluctuations are caused by a number of factors, many of which are beyond our control. In past periods, our operating results have been affected by personnel reductions and related charges, charges relating to losses on excess office facilities, and impairment charges for certain of our equity investments. No assurance can be given that our operating results will not be affected by similar charges in future periods. Our future operating results could fall below the expectations of public market analysts or investors, which would likely significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

      Our research and development and sales and marketing efforts, and other business expenditures generally, are partially based on predictions regarding certain developments for media delivery and digital media distribution and on the consumption of online consumer subscription services. To the extent that these predictions prove inaccurate, our revenue may not be sufficient to offset these expenditures, and our operating results may be harmed.

Our revenue may be harmed if general economic conditions do not improve.

      The difficult macroeconomic environment and Microsoft’s bundling practices have impacted sales to customers in a variety of market segments, including customers in the corporate enterprise, broadcast hosting, Internet content provider, non-PC device manufacturer, systems software, telecommunication and original equipment manufacturer markets. No assurance can be given as to when, or if, we will experience increased demand for our systems software products from customers in these markets. In the event that a substantial number of our current or potential customers experience financial difficulties in the future or elect to use Microsoft’s bundled products, the rate of adoption of our products may be slowed, our ability to increase or maintain sales to such customers will be adversely affected and our ability to generate revenue from these companies will also be adversely impacted.

      Our consumer subscription services are a new business model for us and we believe these services represent a discretionary spending item for many consumers. Accordingly, the development of these services could be negatively impacted by a general decline in consumer spending levels or other changes in consumer habits caused by macroeconomic conditions, which would harm our business and our business prospects.

Our acquisition of Listen.Com may not be successful.

      On August 4, 2003, we closed our acquisition of Listen.Com. The acquisition may not be successful and will not achieve its anticipated benefits unless we successfully integrate Listen.Com’s operations with those of RealNetworks in a timely manner. Prior to the acquisition, RealNetworks and Listen.Com operated independently, each with its own business, business culture, markets, customers, employees and systems. Integrating the operations associated with Listen.Com will be a complex, time-consuming and expensive process that may result in revenue disruption, loss of key employees, customer uncertainty, and other operational difficulties if not completed in a timely and efficient manner. The operations associated with Listen.Com will remain in San Francisco after the closing. This will be our first experience operating and integrating a substantial acquired business in a remote location. The geographic separation could increase the operational risks described below under the caption “Potential acquisitions involve risks that we may not adequately address” and, in particular, may make it more difficult to retain the employees of Listen.Com. If we are not successful in retaining the key Listen.Com employees or in addressing any other problems encountered in connection with the acquisition, our business could be harmed.

Anticipated losses from our Listen.Com acquisition may harm our business.

      We expect that the operations of Listen.Com will initially increase our operating losses. The level of additional operating losses is subject to risk and uncertainty. These additional operating losses could adversely affect our ability to achieve profitability in any given fiscal period, which could result in a decrease in our stock price. If the operating losses continue for a significant period of time, or are significant in magnitude, such losses could harm our financial position, reported operating results or stock price. Our estimate of the operating losses we are likely to incur is based on Listen.Com’s past performance and anticipated future performance. Factors that might contribute to the operating losses continuing for a long period of time, or being significant, include Listen.Com’s ability to renew existing music licenses with the major music labels on commercially reasonable terms, or at all, rates of subscriber retention, pressure from competitors, including pricing pressure, the development of the market for online music subscription services, both domestically and internationally, and others factors described under the caption “Our online music services initiatives may not be successful, including our acquisition of Listen.Com.”

There are a number of risks associated with our recently announced Helix initiative.

      In July 2002, we announced the introduction of Helix, a combination of technology and a new licensing model designed to create an open, comprehensive platform and development community to enable the creation of digital media products and applications for multiple formats, operating systems and devices. Under the new licensing model, Helix community members can access, use and modify RealNetworks source code. This enables a large group of developers to extend the Helix technology to other platforms, fix software bugs and create their own applications using the Helix platform.

      There are a number of risks associated with our Helix initiative, including risks associated with open source and community source technology licensing, development and business models and the risks typically associated with the introduction of new products and technologies. There can be no assurance that the industry will adopt the Helix Platform or the Helix Community, or that third parties will develop and introduce technologies or products based on them. Further, there can be no assurance that new or existing customers will license the Helix Universal Server. While we have invested substantial resources in the development of these initiatives and products, there can be no assurance that they will be accepted by the market, that we will derive substantial revenue from such initiatives and products or that the introduction of Helix and the Helix Universal Server will not adversely affect our sales.

Our subscription services may not be successful.

      Members of one of our RealOne subscription services gain access to premium subscription content and are able to take advantage of certain enhanced features of the RealOne Player. These subscription services are a relatively new business model for delivering media over the Internet and represent a new and rapidly evolving business model for us. It is too early to predict whether consumers will accept in significant numbers our subscription services or whether the services will otherwise be financially viable. To date, costs of our subscription services as a percentage of subscription services revenue are significantly higher than such costs represented in our business historically, and we expect this trend will continue to negatively impact our overall gross margins as we grow our consumer subscription business and it becomes a larger portion of our overall revenue. Our subscription services compete with both traditional and online entertainment service providers. We anticipate that we will face increasing competition for online subscription service revenue from a wide range of companies, including Time Warner’s AOL subsidiary, Microsoft and Yahoo!, which offer subscription services that compete with the offerings of certain of our subscription services, and from broadband Internet service providers. In addition, Apple’s recently released iTunes digital music store provides additional competition for our music offerings. Many of our competitors have significantly more resources than us, including access to content, and some of our competitors may be able to leverage their experience in providing subscription or similar services to customers in other businesses to the sale of digital media subscriptions.

      We must continue to obtain premium digital content in order to maintain and increase subscriptions and subscription service revenue and overall customer satisfaction. It is too early to predict whether our subscription business will require highly popular content to increase or maintain subscriptions, and, if so, whether we will be able to obtain such content on a consistent basis, or on commercially acceptable terms. To date, a limited amount of premium digital content has been made available for delivery over the Internet that can only be accessed through a for-pay service and not for free. If we are unable to obtain premium digital content on commercially reasonable terms, or at all, or if we do not successfully market our subscription services to our end users and other potential subscribers, our business could be harmed. In addition, if the adoption of broadband services is slower than anticipated it may impact the desirability of our services as users encounter content over slower connections, which degrade the quality of the user experience. In the future, increased competition for subscription services may make it more difficult to secure content licenses under reasonable terms.

If we do not continue to add subscribers to our subscription services or if we experience excessive rates of subscriber churn, our revenue and business will be harmed.

      Our subscription services have become an increasingly important source of our total revenue. We believe the subscription business represents a major growth opportunity for us and also creates substantial risks. Subscribers may cancel their subscriptions to our subscription services for many reasons, including a perception that they do not use the subscription services sufficiently or that the service does not provide enough value, a lack of attractive or exclusive content generally or as compared to competitive service offerings, or because customer service issues are not satisfactorily resolved. In order to increase our number of subscribers and subscription revenue, we must continue to add new subscribers each quarter while minimizing the rate of loss of existing subscribers. Because the Internet subscription content business is a relatively new media delivery model and a relatively new business for us, we cannot predict with accuracy our long-term ability to retain subscribers or add new subscribers. If our marketing and promotional activities fail to add significant numbers of new subscribers or if too many of our subscribers cancel their memberships, our revenue and business will suffer. In addition, if the costs of such marketing and promotional activities increase in order to add new subscribers, our margins and operating results will suffer. Our subscription revenue and subscriber base have grown on a percentage basis in the early phases of the development of our subscription business. If our subscription revenue and subscriber base continue to grow, the percentage growth rates we have experienced to date are unlikely to be sustainable.

      Many of our subscribers subscribe to our premium subscription service products, some of which are seasonal or periodic in nature, such as our Major League Baseball and CBS Big Brother offerings. We have limited experience with these types of offerings and cannot predict how the seasonal or periodic nature of these offerings or our experimentation with new content offerings will impact our subscriber growth rates, future subscriber retention levels or our quarterly financial results. In addition, our contract with Major League Baseball Advanced Media is due to expire in the fourth quarter of 2003. Failure to renew the contract will result in the loss of subscribers to MLB subscription offerings and a corresponding loss of revenue. Accordingly, we anticipate that subscriber levels for our various subscription service offerings will fluctuate as we develop this business and experiment with new types of content offerings. No assurance can be given that subscribers to our seasonal or periodic offerings will renew their subscriptions for future offerings. In addition, no assurance can be given that the gross margins associated with these offerings will be consistent with our historical gross margins or our gross margins for our other subscription products, such as RealOne SuperPass.

Our online music services initiatives, including our acquisition of Listen.Com, may not be successful.

      In 2001, we announced the formation of a joint venture called MusicNet with several leading media companies to create a technology platform for online music subscription services. We also entered into an agreement with MusicNet to license the MusicNet platform and service for sale to our own customers. In December 2001, we began offering the RealOne MusicPass subscription service, a for-pay music subscription service based on the MusicNet platform. We recently replaced that offering with an online music subscription service using Listen.Com’s technology and marketed as RealOne RHAPSODY, as discussed further below. The business models, technologies and market for online music subscription services are new and unproven and no assurance can be given that our online music initiatives will be successful.

      In addition, we record in our statement of operations our equity share in MusicNet’s net income (loss), which was a loss of $1.1 million and $4.3 million for the quarter and nine months ended September 30, 2003, respectively. We anticipate that MusicNet will continue to incur losses in the foreseeable future and will need additional funding. No assurance can be made that MusicNet will ever contribute net income to our statement of operations, that losses recorded from MusicNet will not increase in the future, or that our investment in MusicNet will not be written down in future periods. MusicNet also is a licensee of our technology and has used our digital music architecture to build its technology platform. If MusicNet is not successful and other online music subscription services do not license our technology, our business and business prospects could be harmed. The Antitrust Division of the U.S. Department of Justice and certain European antitrust regulatory authorities have commenced investigations into music licensing and other business practices related to online music businesses, including the business of MusicNet. If the business of MusicNet is harmed or materially modified as a result of these investigations, our financial results and business prospects could be harmed.

      On August 4, 2003, we closed our acquisition of Listen.Com, and acquired Listen.Com’s music subscription service, RHAPSODY. We are now offering RealOne RHAPSODY, our music subscription service using Listen.Com’s technology, as our primary music subscription service offering through our Web sites and distribution channels. We are also continuing to distribute the RHAPSODY music service through Listen.Com’s distribution channels. However, our ability to provide this music service will be dependent on music licenses from the major music labels. While we have received consent to transfer Listen.Com’s existing music licenses with the major music labels, no assurance can be given that these labels will renew the licenses upon their expiration or that such renewals will be on terms that are commercially viable. Many of these licenses are due to expire and will need to be renewed in early 2004. Due to the increasing importance of our music services to our overall revenues, the failure of the major music labels to renew these licenses under terms that are acceptable to us will harm our ability to offer successful music subscription services and would harm our operating results.

Our online music offerings may not be able to successfully compete with other online music services or traditional music distribution channels.

      Our music subscription services face competition from traditional offline music distribution competitors and from other new online music services, including Apple’s iTunes music service and a service launched by Roxio under the brand name Napster, each of which has received significant initial media exposure and each of which is spending substantial marketing dollars to promote its service. We expect that the market for online music services will become increasingly competitive and will attract additional competitors that may be able to devote significantly greater resources to the development of their online music services. Competing services may be able to obtain more or better music content, may be able to license such content on more favorable terms than us, or may develop better offerings than us, which could harm the ability of our music subscription services to compete effectively in the marketplace.

      Our music subscription services also face significant competition from “free” peer-to-peer services, such as KaZaA and Morpheus, which allow consumers to directly access an expansive array of free content without securing licenses from content providers. Although several of these “free” services have been found to be illegally violating copyright laws, enforcement efforts to date have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these “free” services, even if they are subsequently found to be illegal, substantially impairs the marketability of legitimate services like ours.

We may be unable to successfully compete with Microsoft and other companies in the media delivery market.

      The market for software and services for media delivery over the Internet is relatively new and constantly changing. We expect that competition will continue to intensify. Increased competition has and could continue to hurt our business and the trading price of our stock. Increased competition may also result in price reductions, reduced margins, loss of customers, and a change in our business and marketing strategies, any of which could harm our business.

      Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

      Microsoft is a principal competitor in the development and distribution of digital media and media distribution technology. Microsoft currently competes with us in the market for digital media servers, players, encoders, digital rights management, codecs and other technology and services related to digital distribution of media. Microsoft’s commitment to and presence in the media delivery industry has increased. Microsoft recently announced the settlement of antitrust litigation with Time Warner in which Microsoft reportedly paid Time Warner $750 million and the two companies agreed to collaborate on long-term digital media initiatives, an announcement which may or may not have an impact on our existing relationship with AOL or on our business generally. We expect that Microsoft will continue to increase competitive pressure in the overall market for digital media and media distribution.

      Microsoft distributes its competing streaming media server, player, tools and digital rights management products by bundling them with its Windows operating systems and servers at no additional cost or otherwise making them available free of charge. Microsoft’s practices have caused, and may continue to cause, pricing pressure on our revenue generating products and services and affect usage of our competing products and formats. Microsoft’s practices have led in some cases, and could continue to lead to, longer sales cycles, decreased sales, loss of existing and potential customers and reduced market share. In addition, we believe that Microsoft has used and may continue to use its monopoly position in the computer industry and its financial resources to secure preferential or exclusive distribution, use bundling contracts for its media delivery technologies and products with third parties, such as ISPs, content delivery networks, content providers, entertainment and media companies, VARs and OEMs, including third parties with whom we have relationships. Microsoft has also invested significant money in, has provided substantial financial incentives to, or offered or conditioned placement on or through the Windows operating system, the Internet Explorer Web browser and Microsoft’s MSN service to, certain of our current and potential customers and content suppliers. We expect this trend to continue, which may cause those customers to stop using or reduce their use of our products and services and which may cause those content suppliers to withhold desirable media content from us or end users of our products and services. Such arrangements, together with Microsoft’s aggressive competitive tactics, leveraging its operating system, and marketing of its Windows operating systems, server products and digital media products, may reduce our share of the streaming media and digital distribution markets. While courts have ruled that several of Microsoft’s practices violated relevant laws related to illegal maintenance of monopoly power, court remedies to date have had little or no impact. There can be no assurance that there will be future court remedies against Microsoft’s illegal actions, or if there are any such future remedies, there can be no assurance that these remedies will be effective in curtailing these activities.

      Microsoft’s Windows Media Player competes with our media player products. Certain versions of the Windows Media Player are available for download from Microsoft’s Web site for free, and the Windows Media Player is bundled with Microsoft’s Windows XP operating system and the Windows 98, Windows 2000 and Windows ME operating systems, the Internet Explorer Web browser, and Microsoft’s MSN service. Windows XP, a significant focus of which is digital media delivery, gives very prominent and persistent placement to Microsoft’s Windows Media Player, Windows Media Guide, music services, and other media delivery services in the operating system and on the end user’s desktop. In some cases, the Windows Media Player may override default playback settings set by end users or by our software. New versions of Internet Explorer and MSN Explorer also prominently feature and promote Windows Media. We expect that by leveraging its monopoly position in operating systems and tying streaming or digital media into its operating systems and its Web browser, Microsoft will distribute substantially more copies of the Windows Media Player in the future than it has in the past and may be able to attract more users and content providers to use its streaming or digital media products. In addition, Microsoft does not document or expose all of the interfaces that would allow our products to take full advantage of the features and functionality of Windows XP that it makes available to the Windows Media Player. In light of Microsoft’s efforts and dominant position in operating systems, our market position may be difficult to sustain. The ubiquitous distribution of Windows Media Player with Microsoft’s Windows operating systems may make it less likely that Internet content providers would use our technology. We may have to use additional resources, personnel and capital to effectively counter Microsoft’s competitive tactics and use of its operating system monopoly.

      Microsoft’s Windows Media Player also competes with the personal music management features of the RealOne Player. Microsoft has made strategic investments in other digital distribution technologies that compete with the RealOne Player. The Windows Media Player supports the Windows Media format, but not our media formats. Microsoft also licenses various Windows Media Technology applications, a platform for authoring, delivering and playing digital media intended to compete with our system software products, and supports and promotes other third party products competitive to our products. In addition, Microsoft provides servers that support Windows Media Technologies at no additional cost to customers who purchase its Windows servers, whereas we offer versions of our competitive servers for sale. Microsoft bundles its Windows Media Server product with its server operating systems. In some cases, Microsoft has conditioned use of the Windows Media Digital Rights Management and security technologies supported by Windows XP to support for Windows Media formats and use of Windows Media Player and servers.

      We compete with Microsoft, Sony Corporation and others in the market for digital rights management technologies. Sony’s acquisition of digital rights management patents from Intertrust in conjunction with Philips Electronics indicates that Sony may increase its focus on competing with us in the market for digital rights management technology. We expect Microsoft, Sony and other competitors to devote significantly greater resources to product development in the music management and digital media categories in the future. Microsoft has bundled its digital rights management technology with Windows and provides it at no charge. Microsoft is likely to use its operating system monopoly leverage to win market share for its digital rights management technologies.

      Microsoft also competes with us to attract broadcasters and owners of high quality or popular content to promote and deliver such content in Microsoft’s formats, in some cases on an exclusive or preferential basis. While we have rights to play back certain content in Microsoft formats through our player products under a limited set of conditions, we may not secure necessary rights from Microsoft to enable our products to play back all such content or content in Microsoft’s newest formats, or such rights may not be available to us on commercially reasonable terms. Our player products may be disadvantaged if they cannot play content in Windows Media formats or content that is secured by the Windows Media Digital Rights Management technology, or if such content providers do not also make their content available in our media formats using digital rights management systems supported by us. In some cases, we believe Microsoft uses its financial resources and monopoly leverage to obtain rights to such content, and to provide incentives to content providers to prepare their content in Microsoft’s formats. If content providers use Microsoft’s digital media technology rather than ours, it may harm our ability to sell subscription services, players and Helix technology. Microsoft’s commitment to and presence in the media delivery industry has increased and we believe that Microsoft will continue to increase competitive pressure in the overall market for streaming media and media distribution.

      Microsoft has aggressively marketed and licensed its Windows Media technology to consumer electronics companies, a number of which have built support for Windows Media in their products. If Microsoft is successful in spreading Windows Media technology to non-PC devices — in part through leveraging its operating system monopoly — and we are not, it could harm our business.

      In addition to Microsoft, we face competition from other companies that develop and market streaming media products. For example, Apple Computer offers the QuickTime streaming media technology and other technology based on MPEG-4 standards. Apple also offers competitive music management software and hardware. Apple has recently begun to devote significant resources to developing and marketing digital media products and we expect they will continue to do so to enable them to compete vigorously with us in the marketplace. Apple has also enlisted the open source code development community to assist its development of competitive products. Companies such as Time Warner and Yahoo! and many smaller competitors also offer various products that compete with our player products and content subscription services. In connection with the deployment of our system software in AOL’s Internet service, we also licensed our technology to AOL for use with its own Internet service media player application. Such licensing may impact the number of end users of our player products if AOL users only use AOL applications. As more companies enter the market with products that compete with our servers, players and tools, the competitive landscape could change rapidly to our disadvantage. If our player products and formats do not continue to achieve a high level of consumer adoption and usage, our revenue and business could be harmed.

We may be unable to successfully compete in other parts of our business.

      Media Hosting and Delivery. Our media hosting and delivery service, the Real Broadcast Network, competes with a variety of companies that provide streaming media hosting and broadcast services. These companies include Akamai, Yahoo! Broadcast Services and other emerging broadcast networks. Some of these competitors have cost or other advantages over our services and offer other services that the Real Broadcast Network does not offer, such as creating corporate intranet portals or hosting in media formats not supported by the Real Broadcast Network. We may not establish or sustain our competitive position in this market segment. In recent periods, many of the customers of the Real Broadcast Network have reduced their usage of our media hosting services. Some of our media hosting competitors are also customers on whom we rely to help drive product download traffic to our Web sites through their broadcast events. We also sell servers and tools to companies that compete with the Real Broadcast Network. If our relationship with these companies becomes more competitive, such companies may reduce their level of usage and purchases of our products or services.

      Web Site Destinations, Content and Advertising. Our Web sites and the Real.com Network compete for user traffic and Internet advertising revenue with a wide variety of Web sites, Internet portals and ISPs. We cannot be certain that advertisers will place advertising with us or that revenue derived from such advertising will be meaningful. Advertising revenue does not currently represent a large percentage of our revenues and we cannot predict if our advertising revenues can be sustained or will increase in future periods.

We may not be successful in the market for downloadable media and personal music management systems.

      The market for products that enable the downloading of media and that provide a personal music management system is relatively new and still evolving. We may be unable to develop a revenue model or sufficient demand to take advantage of this market opportunity. We cannot predict whether consumers will adopt the RealOne Player as their primary application to play, record, download and manage their digital music. There are a number of competitive products on the market that offer certain of the music management features currently offered by the RealOne Player. Given the size and importance of the general market for music distribution, competitors will likely release additional products that directly compete with the RealOne Player, which could harm our business. Our competitors may develop new features and technology not available in the RealOne Player, including advanced codecs and digital rights management technology, which could harm our business.

      The RealOne Player also faces competition from the emergence of widespread peer-to-peer file sharing services and programs such as KaZaA and Morpheus, and a variety of other similar services that allow computer users to connect with each other and to copy many types of program files, including music and other media, from one another’s hard drives. These services allow consumers to directly access an expansive array of content without relying on content providers to make the content available for streaming or digital download, and without relying on products such as the RealOne Player to be able to play, record and store such content. Our inability to achieve widespread acceptance for our digital music architecture or widespread distribution of our player products could hold back the development of revenue streams from these market segments, including digital music content, and therefore could harm the prospects for our business.

      We must also provide digital rights management solutions and other security mechanisms in order to address concerns of content providers, and we cannot be certain that we can develop, license or acquire such solutions, or that content licensors or consumers will accept them. In addition, consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available. In connection with the continued development of our products, particularly with respect to the adaptation of our products on non-PC devices, we may need to license other digital rights management solutions to support our products. No assurance can be given that such solutions will be available to us, or, if they will be available to us at reasonable rates or upon reasonable terms, which could harm the development of our products and our business.

Our industry is experiencing consolidation that may intensify competition.

      The Internet and media distribution industries are undergoing substantial change which has resulted in increasing consolidation and a proliferation of strategic transactions. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

•	competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•	competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our products and services and hurting our ability to attract advertisers to our Web sites and product offerings;

•	suppliers of important or emerging technologies could be acquired by a competitor or other company which could prevent us from being able to utilize such technologies in our offerings, and disadvantage our offerings relative to those of competitors;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•	other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

      Any of these events could put us at a competitive disadvantage which could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

We rely on content provided by third parties to increase market acceptance of our products and services.

      If third parties do not develop or offer compelling content to be delivered over the Internet, or grant necessary licenses to us or our customers to distribute or perform such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers, such as radio and television stations, record labels, media companies, game developers, Web sites and other companies, to develop and offer content in our formats that can be delivered using our server products and played back using our player products. We also rely entirely on third-party content for the programming and content offerings that comprise our RealOne and stand-alone subscription services and our RHAPSODY subscription music service offering acquired in the Listen.Com acquisition. In some cases, we pay substantial fees to obtain content for these services. In order to provide compelling subscription services, we must be able to offer unique content and programming to our customers. We face competition in the market for subscription content services from a variety of companies, including larger competitors such as Time Warner, Microsoft and Yahoo!, who may have greater access to content or the ability to pay substantially higher fees to content providers. We cannot guarantee that third-party content providers will continue to rely on our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to their content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so would harm our business and our business prospects.

      While we have a number of short-term agreements with third parties to provide content from their Web sites in our formats, most third parties are not obligated to develop or offer content using our technology. In addition, some third parties have entered into and may in the future enter into agreements with our competitors, principally Microsoft, to develop or offer all or a substantial portion of their content in our competitors’ formats and using their digital rights management technology. This may prevent such content from being playable through our products. Microsoft has substantially more resources than us that may enable it to secure preferential and even exclusive relationships with content providers, including preferential placement on or through the Windows Operating System, Internet Explorer or MSN. There could be less demand for and use of our products if Microsoft or another competitor were to secure preferential or exclusive relationships with the leading content providers, Web sites or broadcasters.

      Our success also depends on the availability of third-party content, especially music, that current users of our player products can lawfully and easily access, record and play back. Our products may not achieve or sustain market acceptance if third parties are unwilling to offer their content for free download, streaming or purchase by users of our player products. We believe that current concerns regarding the secure distribution of music over the Internet, and the difficulties and costs associated with obtaining necessary or desirable licensing rights have contributed to the delay in market acceptance of our music subscription products and may continue to do so in the future.

We may not successfully develop new products and services.

      Our growth depends on our ability to continue to develop leading edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenue or gross profits to offset our development and operating costs. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. If we are unable to be a technological leader in our market our business is likely to be harmed. In addition, with the recent introduction of our Helix initiative, we no longer exercise control over many aspects of the development of the open source technology that comprises our Helix initiative and accordingly, there can be no assurance that the industry will adopt the Helix Platform or the Helix Community, or that third parties will develop and introduce technologies or products based on them.

      Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

      The RealOne Player supports a variety of audio formats, including RealAudio, MP3, Windows Media Audio, Apple QuickTime and MPEG-4. Support for some formats, including Windows Media Audio and Apple QuickTime, requires the user to have additional third party software installed. However, technical formats and consumer preferences evolve very rapidly, and we may be unable to adequately address consumer preferences or fulfill the market demand to the extent it exists. We may be unable to license technologies, like codecs, that obtain widespread consumer and developer use which would harm consumer and developer acceptance of our products and services. In addition, our codecs and formats may not continue to be in demand or as desirable as other third party codecs and formats, including industry standard codecs and formats created by MPEG, become more readily available.

We depend on key personnel who may not continue to work for us.

      Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Robert Glaser, our founder, Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Glaser or other key executive officers or employees could harm our business. If any of these individuals were to leave RealNetworks, we could face high costs and substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not maintain “key person” life insurance policies. If we do not succeed in retaining and motivating existing personnel, our business could be harmed.

Our failure to attract, train or retain highly qualified personnel could harm our business.

      Our success also depends on our ability to attract, train or retain qualified personnel in all areas, especially those with management and product development skills. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. At times, we have experienced difficulties in hiring personnel with the proper training or experience, particularly in technical and media areas. Competition for qualified personnel is intense, particularly in high-technology centers such as the Pacific Northwest, where our corporate headquarters are located. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

Potential acquisitions involve risks we may not adequately address.

      As part of our business strategy, we have acquired technologies and businesses in the past, and expect that we will to continue to do so in the future. The failure to adequately address the financial, legal and operational risks raised by acquisitions of technology and businesses could harm our business. Acquisition or business combination transactions are accompanied by a number of significant risks. Financial risks related to acquisitions may harm our financial position, reported operating results or stock price, and include:

•	potentially dilutive issuances of equity securities;

•	use of cash resources;

•	the incurrence of debt and contingent liabilities;

•	large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset; and

•	amortization expenses related to other intangible assets.

      Acquisitions also involve operational risks that could harm our existing operations or prevent realization of anticipated benefits from an acquisition. These operational risks include:

•	difficulties in assimilating the operations, products, technology, information systems or personnel of the acquired company;

•	subsequent loss of key employees of the acquired company;

•	diversion of management’s attention from other business concerns and the potential disruption of our ongoing business;

•	the difficulty of incorporating acquired technology or content and rights into our products and services and unanticipated expenses related to such incorporation;

•	impairment of relationships with our employees, affiliates, advertisers and content providers;

•	inability to maintain uniform standards, controls, procedures and policies;

•	the assumption of known and unknown liabilities of the acquired company, including intellectual property claims; and

•	entrance into markets in which we have no direct prior experience.

      On August 4, 2003, we closed the acquisition of Listen.Com. The acquisition may not be successful and is subject to the operational risks set forth above, in addition to the risks discussed above under the caption “Our acquisition of Listen.Com may not be successful.”

We may not be successful in making strategic investments.

      We have made, and in the future we may continue to make, strategic investments in other companies. These investments have been made, and future investments will likely be made, in immature businesses with unproven track records and technologies. Such investments have a high degree of risk, with the possibility that we may lose the total amount of our investment. We have in the past recorded significant charges from reductions in the value of our strategic investments and we may have similar charges in the future. We may not be able to identify suitable investment candidates, and, even if we do, we may not be able to make those investments on acceptable terms. In addition, even if we make investments, we may not gain strategic benefits from those investments.

The growth of our business depends on the increased use of the Internet for communications, electronic commerce and advertising and the growth of the wireless data market.

      The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising and also on the growth of the wireless data market, including the growth of devices with multimedia capability. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services, or if widespread adoption of technology to access data and multimedia content on wireless devices does not occur. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. We believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount and type of business that is conducted over the Internet, and may impact our ability to sell our products and services and ultimately impact our business results and prospects.

      If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, Web sites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the usage of our products, services and Web sites, could grow more slowly or decline.

Rate of adoption of broadband technologies poses risks to our business.

      We believe that increased Internet use and especially the increased use of media over the Internet may depend on the availability of greater bandwidth or data transmission speeds through the growth of broadband transmission. If broadband technologies do not become widely available or widely adopted, our products and services, particularly our subscription services, may not achieve broad market acceptance and our business and prospects could be harmed.

Changes in network infrastructure, transmission methods and broadband technologies pose risks to our business.

      If broadband access becomes widely available, we believe it presents both a substantial opportunity and a significant business challenge for us. Internet access through cable television set-top boxes, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently transmits data and media. This could harm our business as currently conducted.

      Also, our products and services may not achieve market acceptance or generate sufficient revenue to offset our costs of developing products and services compatible with broadband transmission formats and infrastructure. Development of products and services for a broadband transmission infrastructure involves a number of additional risks, including:

•	changes in content delivery methods and protocols;

•	the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

•	the development by our current competitors, particularly Microsoft, Yahoo! and Time Warner, of relationships with, or ownership interests in, companies that have significant access to or control over the broadband transmission infrastructure or content; and

•	the need to maintain and establish new relationships with non-PC based providers of broadband access, such as makers of wireless or consumer electronics devices and providers of television set-top boxes and cable television, some of which may compete with us.

More individuals are utilizing non-PC devices to access the Internet and we may not be successful in developing versions of our products and services that will gain widespread adoption by users of such devices.

      In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to attract and retain a substantial number of alternative device manufacturers to license and incorporate our technology into their devices, we may fail to capture a sufficient share of an increasingly important market for digital media delivery. Further, a failure to develop revenue-generating relationships with a sufficient number of device manufacturers could harm our business prospects.

      We do not believe that complete standards have emerged with respect to non-PC wireless and cable-based systems, though participants in those industries generally express support for the evolution of industry-wide standards which may disfavor proprietary solutions. Likewise, no single company has yet gained a dominant position in the mobile device market. However, certain third party products and services in these markets support our technology, and certain products and services support our competitors’ technologies, especially Microsoft, which can use its monopoly position in the operating system business and other financial resources to gain access to these markets, potentially to our exclusion. Other companies’ products and services, including industry-standard technologies like MPEG-4 and 3GPP, or other new standards may emerge or become dominant in any of these areas, and differing standards may emerge among different global markets, which could reduce demand for our technology and products or render them obsolete. In addition, our ability to reach customers in these markets is often controlled by large network operators and our success in these markets is dependent on securing relationships with these key operators.

      We have also recently announced our Helix initiative, which is aimed, in part, at stimulating the development of Internet media technology on non-PC devices. If the open-source features of Helix do not successfully stimulate the development of technology on non-PC devices using our platform, our business and prospects could be harmed.

We could lose strategic relationships that are essential to our business.

      The loss of certain current strategic relationships or key licensing arrangements, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

•	increase adoption of our products through distribution arrangements;

•	increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services, including our RealOne subscription services;

•	acquire desirable or necessary technology components and intellectual property rights;

•	establish and maintain our brands;

•	expand the range of commercial activities based on our technology; and

•	increase the performance and utility of our products and services.

      We would be unable to accomplish many of these goals without the assistance of third parties. For example, we may become more reliant on strategic partners to provide multimedia content and technology, to provide alternative distribution channels, to provide more secure and easy-to-use electronic commerce solutions and to build out the necessary infrastructure for media delivery. We may not be successful in forming or managing strategic relationships and, in particular, we may meet resistance in forging such relationships if our potential strategic partners desire to minimize their dependency on any one technology provider.

Our business will suffer if our systems fail or become unavailable.

      A reduction in the performance, reliability or availability of our Web sites and network infrastructure may harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our revenue depends in large part on the number of users that download our products from our Web sites, access the content services on our Web sites and use our subscription services. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our Web sites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures.

      Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide Internet users access to our Web sites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, certain ISPs have temporarily interrupted our Web site operations and ability to communicate with certain customers in response to the heavy volume of email transmissions we generate and send to our large user base. These types of interruptions could continue or increase in the future.

      Our electronic commerce and digital distribution activities are managed by complex software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures, authentication or payment processing problems, or security issues. We have on occasion experienced system errors and failures that cause interruption in availability of products or content or an increase in response time, and any such errors or failures could result in a loss of potential or existing business services customers, users, subscribers, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

      Real Broadcast Network’s business is dependent on providing customers with efficient and reliable services to enable such customers to broadcast content to large audiences on a live or on-demand basis. Real Broadcast Network’s operations are also dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and if we are unable to obtain such capacity on terms commercially acceptable to us, our business and operating results could suffer.

      Our computer and communications infrastructure is located at a single leased facility in Seattle, Washington, an area that is at heightened risk of earthquake and volcanic events. We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Our network is subject to security risks that could harm our business and reputation and expose us to litigation or liability.

      Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security risks, including:

•	our own or licensed encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or intellectual property;

•	we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our Web sites or use of our products and services; and

•	someone could circumvent our security measures and misappropriate our, our partners’ or our customers’ proprietary information or content or interrupt operations.

      The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks.

Our international operations involve operational and financial risks.

      We operate subsidiaries in ten foreign countries, and market and sell products in a number of other countries. We have also entered into joint ventures internationally. For the quarter ended September 30, 2003, approximately 27% of our revenue was derived from international operations.

      A key part of our strategy is to develop localized products and services in international markets through joint ventures, subsidiaries and branch offices. If we do not successfully implement this strategy, we may not recoup our international investments and we may lose worldwide market share. To date, we have only limited experience in developing localized versions of our products and services and marketing and operating our products and services internationally, and we often rely on the efforts and abilities of our foreign business partners in such activities. We believe that in light of the potential size of the customer base and the audience for content, and the substantial anticipated competition, we need to continue to expand into international markets in order to effectively obtain and maintain market share. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower in adoption of the Internet as an advertising and commerce medium, which is reflected in our international revenue results.

      In addition to uncertainty about our ability to continue to generate revenue from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including difficulties in managing operations due to distance, language and cultural differences, different or conflicting laws and regulations and exchange rate fluctuations.

      Any of these factors could harm our future international operations, and consequently our business, operating results and financial condition. We currently manage a portion of our foreign currency exposures. Our foreign currency exchange risk management program reduces, but does not eliminate, the impact of currency exchange rate movements.

We may be unable to adequately protect our proprietary rights and may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

      Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. These efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology. These efforts also may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop. Any of these results could reduce the value of our intellectual property.

      As of September 30, 2003, we had 50 registered U.S. trademarks or service marks, and had applications pending for several more U.S. trademarks. We also have several unregistered trademarks. In addition, we have several foreign trademark registrations and pending applications. Many of our marks begin with the word “Real” (such as RealOne, RealAudio and RealVideo). We are aware of other companies that use “Real” in their marks alone or in combination with other words, and we do not expect to be able to prevent all third-party uses of the word “Real” for all goods and services.

      As of September 30, 2003, we had 23 U.S. patents and numerous patent applications on file relating to various aspects of our technology. We intend to increase our investment in filing additional patent applications on other features of our technology. Patents with respect to our technology may not be granted and, if granted, may be challenged or invalidated. Issued patents may not provide us with any competitive advantages and may be challenged by third parties.

      Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents. Many parties are actively developing streaming media and digital distribution-related technologies, e-commerce and other Web-related technologies, as well as a variety of online business methods and models. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with streaming media, digital distribution and online businesses are likely to arise in the future and may be very costly. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our products and services will be issued in the future. If a blocking patent has been issued or is issued in the future, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent, which could harm our business.

      Companies in the technology and content-related industries have frequently resorted to litigation regarding intellectual property rights. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. In addition, we believe these industries are experiencing an increased level of litigation to determine the applicability of current laws to, and impact of new technologies on, the use and distribution of content over the Internet and through new devices, especially in the music industry, and as we develop products and services that provide or enable the provision of content in such ways, our litigation risk may increase. The existence and/or outcome of such litigation could harm our business.

      From time to time we receive claims and inquiries from third parties alleging that our internally developed technology or technology we license from third parties may infringe the third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. We are now investigating a number of such pending claims.

We are subject to risks associated with governmental regulation and legal uncertainties.

      Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulation.

      There is uncertainty regarding how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our products and services;

•	increase our cost of doing business;

•	expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our Web sites or distributed or accessed through our products or services, with our provision of products and services, and with the features or performance of our products and Web sites;

•	lead to increased product development costs or otherwise harm our business; or

•	decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

      The Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and our broadcast customers may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the United States Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. Many of our systems software and Real Broadcast Network customers may be affected by these rates, which may negatively impact our revenue. Several CARP proceedings are pending for subscription music services and services that deliver digital downloads of music, and the outcome of these CARPs will also likely affect our business in ways that we cannot predict. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music and, in particular, our RealOne Music subscription service.

      The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

      There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registration and revenue, and influence how and whether we can communicate with our customers.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

      Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to servers at RealNetworks. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

We may be subject to legal liability for the provision of third-party products, services or content.

      We periodically enter into arrangements to offer third-party products, services, content or advertising under the RealNetworks brand or via distribution on our Web sites, in products or service offerings. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services, content or advertising. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, claims for intellectual property infringement. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. If any of these claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

Our directors and executive officers beneficially own approximately 36.2% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholders may be unable to exercise control.

      As of September 30, 2003, our executive officers, directors and affiliated persons beneficially owned approximately 36.2% of our common stock. Robert Glaser, our Chief Executive Officer and Chairman of the Board, beneficially owns approximately 32.7% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

      Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Provisions of our charter documents, Shareholder Rights Plan, and Washington law could discourage our acquisition by a third party.

      Our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

•	adopt a plan of merger;

•	authorize the sale, lease, exchange or mortgage of:

        (A) assets representing more than 50% of the book value of our assets prior to the transaction; or

        (B) any other asset or assets on which our long-term business strategy is substantially dependent;

•	authorize our voluntary dissolution; or

•	take any action that has the effect of any of the above.

      RealNetworks also entered into an agreement providing Mr. Glaser with certain contractual rights relating to the enforcement of our charter documents and Mr. Glaser’s roles and authority within RealNetworks.

      We have adopted a shareholder rights plan that provides that shares of our common stock have associated preferred stock purchase rights. The exercise of these rights would make the acquisition of RealNetworks by a third party more expensive to that party and has the effect of discouraging third parties from acquiring RealNetworks without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

      Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. The foregoing provisions of our charter documents, shareholder rights plan, our agreement with Mr. Glaser, the notes and Washington law, as well as those relating to a classified board of directors and the availability of “blank check” preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

Our stock price has been and may continue to be volatile.

      The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended November 30, 2003, the price of our common stock ranged from $3.02 to $9.29 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations, new products or services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	conditions or trends in the Internet, streaming media, media delivery and online commerce markets;

•	changes in the market valuations of other Internet, online service or software companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments or of significant new product developments or changes in business strategy;

•	legal, regulatory or political developments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	general market conditions.

      In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors have in the past and may in the future reduce our stock price, regardless of our operating performance.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

      We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and would likely have to pay such taxes out of our own funds.

      In October 1998, the Internet Tax Freedom Act, or ITFA, was signed into law. Among other things, the ITFA imposed a three-year moratorium on discriminatory taxes on electronic commerce which expired October 20, 2001. In November 2001, the moratorium was extended another two years until November 2003 and Congress is currently considering a further extension. Nonetheless, foreign countries or, following the expiration of the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions.

      The European Union introduced legislation effective July 1, 2003, requiring all non-European Union vendors to collect Value Added Tax, or VAT. VAT is imposed on sales of all electronically supplied software and services including software products, games, data, publications, music, video and fee-based broadcasting services. It is our intention to comply with the European Union VAT legislation upon its effective date. In order to comply with the VAT legislation, we must modify our existing customer transaction processing system to meet the requirements imposed by the legislation. While we anticipate that our systems will be able to accommodate the requirements of the legislation, there can be no assurance that the European Union will not make further modifications to the legislation, the effects of which could require significant enhancements to our systems and increase the cost of selling our products and services into the European Union. Additionally, we have not determined the impact VAT will have on the pricing and demand for our products and services, the effects of which may adversely impact our revenue and profit. We anticipate the collection and remittance of VAT will subject us to additional currency fluctuation risks.

We donate a portion of net income to charity.

      In periods where we achieve profitability (excluding the effects of goodwill and other acquisition charges), we intend to donate 5% of our annual pre-tax net income to charitable organizations, which will reduce our net income for those periods. The non-profit RealNetworks Foundation manages our charitable giving efforts.

Risks Related to the Notes

The notes will rank below our senior debt and liabilities of our subsidiaries, and we may be unable to repay our obligations under the notes.

      The notes will be unsecured and subordinated in right of payment to all of our senior debt, as defined in this prospectus, including senior debt we may incur in the future. Because the notes are subordinate to senior debt, in the event of (1) our bankruptcy, liquidation or reorganization, (2) acceleration of the notes due to an event of default under the indenture or (3) certain other events, we will make payments on the notes only after we have satisfied all of our senior debt obligations. We may not have sufficient assets remaining to pay amounts on any or all of the notes.

      In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the satisfaction of claims of the subsidiaries’ creditors. Consequently, the notes will be subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

      The notes will be our obligations exclusively. The indenture for the notes does not limit our ability to incur senior debt, or our ability, or that of our presently existing or future subsidiaries, to incur other indebtedness and other liabilities. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities. As of September 30, 2003, we had no outstanding senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.8 million (excluding intercompany liabilities). We and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes. We expect that a majority of our future liabilities will be either senior debt or debt of our subsidiaries. As a result, we expect the notes to be junior to substantially all of our future liabilities.

We may be unable to repay, purchase or repurchase the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable. Holders will also have the right to require us to purchase all or any portion of their notes on July 1, 2008. In addition, if we experience a change in control, as defined in “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control,” you may require us to repurchase all or a portion of your notes. At maturity or on the July 1, 2008 purchase date or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount, purchase price or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to certain conditions, to pay the repurchase price upon a change in control with shares of our common stock. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments, purchases or repurchases of the notes. If the maturity date, purchase date or change in control occurs at a time when our other arrangements prohibit us from repaying, purchasing or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay, purchase or repurchase the notes. In that case, our failure to purchase or repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

The price of our common stock and therefore the price of our notes may fluctuate significantly, which may result in losses for investors.

      The convertibility feature of the notes will cause the price of the notes to be determined in part by the market price of our common stock. The market price for our common stock and therefore the price of our notes may be volatile. Among the factors that could affect our stock price, and therefore the price of our notes, are those described above under the caption “Our stock price has been and may continue to be volatile.”

There may be no public market for the notes.

      There is no established public trading market for the notes. At the time of the original issuance of the notes in a private placement on June 17, 2003, Goldman, Sachs & Co., the initial purchaser, advised us that it intended to make a market in the notes. However, the initial purchaser is not obligated to do so and may discontinue its market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

      The notes and the common stock to be issued upon conversion of the notes have not been registered under the Securities Act and are not transferable except upon satisfaction of the conditions described above under the caption “Notice to Investors.” Although we have agreed to use our best efforts to have declared effective and maintain the effectiveness of the shelf registration statement of which this prospectus is a part covering the notes and the common stock issuable upon conversion of the notes within 180 days after the date the notes are originally issued, we may not be able to maintain the effectiveness of the registration statement. Also, we retain the right to suspend the use of this prospectus for resale of the notes and the underlying common stock in circumstances described in “Description of the Notes — Registration Rights” below.

Provisions of the notes could discourage an acquisition of us by a third party.

      Certain provisions of these notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, and liquidated damages, if any, on the notes.

The notes are not protected by restrictive covenants.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving RealNetworks except to the extent described under “Description of the Notes — Repurchase at Option of Holders Upon a Change in Control.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 6, in evaluating an investment in the notes or the common stock issuable upon conversion of the notes. The information contained or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have in the past and may in the future make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements are statements that are not describing historical facts. The information contained or incorporated by reference in this prospectus includes forward looking statements concerning:

•	the development, growth, usage, rate of adoption, features, and functionality of our products, future products, services and technology, intellectual property rights, the Internet, and the online media delivery market;

•	future revenue opportunities;

•	the future growth of our customer base;

•	our ability to successfully develop and introduce future products and services;

•	future sales and marketing efforts;

•	the effect of past and future acquisitions;

•	future rates of growth of our costs of service revenue and future reductions in gross margins;

•	the impact of current litigation in which we are involved;

•	the amount of the operating losses expected to be incurred by the operations associated with Listen.com;

•	the impact of our interest in MusicNet on our operating results;

•	future competition from existing and new competitors and our ability to compete with such competitors;

•	the anticipated benefits of allowing access to our source code by the open source community;

•	whether our products and services will be accepted in international markets;

•	our future charitable donations;

•	the future effectiveness of our intellectual property rights;

•	our plans for future strategic investments and acquisitions of businesses and technology;

•	the effect of the restructuring steps on our operating efficiency;

•	continuation of consolidation and strategic partnering in the industry; and

•	similar statements based on the expectations of our management as of the date of this prospectus.

      Additional forward-looking statements are identified in the documents incorporated herein by reference. These forward-looking statements are based on current expectations, estimates and projections about RealNetworks’ industry, management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements.

      We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Consequently, there can be no assurance that our expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. The future financial condition and results of operations of RealNetworks, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and those described elsewhere in this prospectus. You should carefully review the risk factors included in other reports or documents filed by RealNetworks from time to time with the Securities and Exchange Commission, referred to as the SEC, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and RealNetworks assumes no obligation to update any such forward-looking statement or reason why actual results might differ, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock into which the notes may be converted.

DESCRIPTION OF THE NOTES

      We issued the notes under an indenture dated as of June 17, 2003, between us and U.S. Bank National Association, as trustee. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. Because this section is a summary, it does not describe every aspect of the notes, the indenture and the registration rights agreements. The following summaries of certain provisions of the indenture and the registration rights agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the notes, the indenture and the registration rights agreement, including the definitions therein of certain terms. The indenture and the registration rights agreement have been filed as exhibits to this registration statement. We urge you to read these documents because they define your rights as holders of the notes.

General

      The notes are our general, unsecured obligations. The notes are subordinated, which means that they rank behind certain of our indebtedness as described below. We are required to repay the principal amount of the notes in full on July 1, 2010, unless the notes are previously redeemed, purchased, repurchased or converted.

      We will not pay interest on the notes.

      You may convert the notes into shares of our common stock, subject to certain conditions, at the initial conversion rate stated on the front cover of this prospectus, at any time before the close of business on the maturity date, unless the notes have been previously redeemed, purchased or repurchased. The conversion rate may be adjusted as described below.

      On or after July 1, 2008, we have the option to redeem all or any portion of the notes at 100% of the principal amount of the notes as described below under “— Optional Redemption by RealNetworks.”

      You may require us to purchase all or a portion of your notes in cash on July 1, 2008 at 100% of the principal amount of the notes as described below under “— Purchase of Notes at the Option of the Holder.”

      If we experience a change in control, you will have the right to require us to repurchase your notes as described below under “— Repurchase at Option of Holders Upon a Change in Control.” Holders of notes submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

      Neither we, nor any of our subsidiaries, are subject to any financial covenants under the indenture. In addition, neither we, nor any of our subsidiaries, will be restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

      The notes were issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 and greater multiples of $1,000.

      The notes are evidenced by one or more global notes which are deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions set forth above under the caption “Notice to Investors.” Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless one or more of the following events occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

•	RealNetworks, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

      In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

      Unless we elect to cause the issuance of the notes in certificated form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note,

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes,

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

•	all payments on the global note will be made to DTC or its nominee.

      The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

      Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

      Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

      We will make cash payments of principal of, any liquidated damages on, the redemption price, purchase price and the repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

      We understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

      DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act,

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

•	certain participants, or their representatives, together with other entities, own DTC, and

•	indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

      The conversion rate is equal to the number of shares per $1,000 principal amount of notes shown on the cover page of this prospectus, subject to the adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $9.30. The conversion price is equal to $1,000 principal amount of bonds divided by the conversion rate. You will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to the adjustments described below, as follows:

•	you will have such conversion right in a conversion period on any date on or prior to December 31, 2007, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 110% of the then current conversion price,

•	if, on any date after December 31, 2007, the closing sale price of our common stock is more than 110% of the then current conversion price of the notes, then you will have such conversion right at all times thereafter,

•	you will have the right to convert the notes until the close of business on the business day prior to the redemption date if we elect to call the notes for redemption on or after July 1, 2008,

•	if we distribute to all or substantially all holders of common stock of RealNetworks rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution,

•	if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution, or

•	if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control as defined below under the heading “— Repurchase at Option of Holders Upon a Change in Control.”

      We define conversion period in the indenture to be the period from and including the eleventh trading day in a fiscal quarter to, but excluding, the eleventh trading day of the following fiscal quarter. In the case of the fourth and fifth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the fourth or fifth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the sixth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction.

      You also may convert your notes into shares of our common stock for the five business day period after any five consecutive trading-day period in which the average trading prices for the notes for such five trading-day period was less than 95% of the average conversion value (as defined below) for the notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the notes and less than or equal to 110% of the then current conversion price of the notes, you surrender your notes for conversion and the notes are not otherwise convertible, you will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of your notes on such conversion date. If we elect to pay you in common stock or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

      We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

      You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

      No payment or adjustment for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax with respect to cash received in lieu of fractional shares and any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

      The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our common stock,

•	the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for shareholders entitled to receive such rights, options or warrants,

•	subdivisions, combinations and reclassifications of our common stock,

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above,

•	dividends and distributions paid exclusively in cash, and

•	distributions upon mergers or consolidations discussed below,

•	distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the bullet point immediately above or cash distributed upon a merger or consolidation referred to below, to all holders of our common stock in an aggregate amount that, combined together with:

•	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made, and

•	any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding, and

•	the successful completion of a tender offer, which would constitute a tender offer under the federal securities laws, made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

•	any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made, and

•	the aggregate amount of all cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer, being the product of the current market price per share of our common stock as of the last time tenders could have been made pursuant to such tender offer multiplied by the number of shares of common stock outstanding.

      We have issued rights to all of our holders of common stock pursuant to our shareholder rights plan described under “Description of Capital Stock — Shareholder Rights Plan.” If any holder converts notes, either prior to or following the rights trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock.

      We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

      In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

      We may increase the conversion rate for any period of at least 20 days, upon at least 15 days’ notice, if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of notes at least 15 days’ notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 110% in connection with an event which otherwise would be a change in control as defined below.

      If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. For more information regarding tax considerations, see the section entitled “Certain United States Federal Income Tax Considerations — U.S. Holders.”

Subordination

      The notes are subordinated and, as a result, the payment of the principal, any premium and any liquidated damages, on the notes, including amounts payable in connection with any required purchase or repurchase, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of senior debt, of all of our senior debt. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. As of September 30, 2003, we had no outstanding senior debt, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $10.8 million (excluding intercompany liabilities).

      Senior debt is defined in the indenture to mean, the principal of and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all rental payments, fees and other obligations incurred in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created:

•	indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

•	other indebtedness for money borrowed,

•	notes or similar instruments issued in connection with the acquisition of any businesses, properties or assets of any kind,

•	obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

•	interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

•	letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing,

•	the deferred purchase price of property or services, other than trade accounts payable and accrued liabilities arising in the ordinary course of business,

•	any obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

•	any renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

      Senior debt does not include:

•	the notes, or

•	any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes.

      We may not make any payment on account of principal, premium or liquidated damages, if any, on the notes, or purchase or repurchase of the notes, if:

•	we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period, or

•	any other default occurs and is continuing on any designated senior debt, and

•	the default permits the holders of the designated senior debt to accelerate its maturity, and

•	the trustee has received a notice (a payment blockage notice) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture.

      If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

      If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of:

•	the date the nonpayment default is cured or waived or ceases to exist, or

•	179 days after the payment blockage notice is received.

      No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage, no new period of payment blockage can be commenced unless and until:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments of principal, any premium and any liquidated damages with respect to the Notes that have come due have been paid in full in cash.

      Designated senior debt means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

      In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full in cash or other payment satisfactory to holders of senior debt before you are entitled to receive any payment otherwise due upon any acceleration of the principal on the notes as a result of:

•	an event of default of the notes, or

•	payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

      In the event of insolvency, creditors who are holders of senior debt may recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you.

      In addition, the notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

      The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

Optional Redemption by RealNetworks

      On or after July 1, 2008, we may redeem the notes, in whole or in part, at 100% of the principal amount of the notes, plus accrued and unpaid liquidated damages, if any, to, but excluding, the redemption date. If we elect to redeem all or part of the notes, we will give at least 20, but no more than 60, days’ prior notice to you.

      If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof.

      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Purchase of Notes at the Option of the Holder

      On July 1, 2008, we will, at the option of the holder, be required to purchase for cash any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date. The purchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid liquidated damages, if any, to, but excluding, the repurchase date.

      We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their notes.

      The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for purchase or, if not, such information as may be required under applicable DTC procedures and the indenture;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

      The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn or, if not, such information as may be required under applicable DTC procedures and the indenture; and

•	the principal amount, if any, of the notes that remains subject to the purchase notice.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

      If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding whether or not the note has been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

      Our ability to purchase notes with cash may be limited by the terms of our then existing borrowing agreements.

Payment and Conversion

      We will make all payments of principal and any liquidated damages on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $5,000,000, at your request we will make payments of principal or liquidated damages to you by wire transfer to an account maintained by you at a bank in The City of New York. If you hold registered notes with a face value in excess of $5,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note, or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

      Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan in The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of taxes, if applicable.

      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and liquidated damages, if any, on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or liquidated damages, if any, on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

      If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof in integral multiples of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with liquidated damages, if any, accrued to, but excluding, the repurchase date.

      At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

      Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change of control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

      A change in control will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) any person acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans, or

(2) we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

•	any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or

•	any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

      However, a change in control will not be deemed to have occurred if either:

•	the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days, or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change of control under clauses (1) and/or (2) in the preceding paragraph above, consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

      For purposes of these provisions:

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act, and

•	a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules and regulations to the extent they apply at that time.

      We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

      The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

      Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Some of the events constituting a change in control could cause an event of default under the terms of other debt instruments that we may become subject to in the future.

Mergers and Sales of Assets by RealNetworks

      We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us (other than a direct or indirect subsidiary of ours), unless:

•	the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of, and liquidated damages, if any, on the notes and the performance of our other covenants under the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and

•	other requirements as described in the indenture are met.

Events of Default

      The following are events of default under the indenture:

•	we fail to pay principal of any note (including any redemption price, purchase price or repurchase price) when due,

•	we fail to pay any liquidated damages on any note when due, which failure continues for 30 days,

•	we fail to provide notice of a change in control or to consummate a change in control offer to purchase,

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following written notice as provided in the indenture,

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, as defined in the indenture, in an aggregate principal amount in excess of $25 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture, and

•	events of bankruptcy, insolvency or reorganization involving us or any significant subsidiary, as specified in the indenture.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification to the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to RealNetworks occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs with respect to RealNetworks, then the principal of all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

      You do not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default,

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings,

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request, and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

      However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, or liquidated damages, if any, on, your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

      We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

      The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

      Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived, and any past defaults by us under the indenture (except a default in the payment of principal) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

      However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	change the stated maturity of the principal of a note,

•	reduce the principal amount of any note,

•	reduce the amount payable upon a redemption, purchase or repurchase,

•	modify the provisions with respect to the purchase right or repurchase right of holders of notes in a manner adverse to the holders,

•	modify our right to redeem the notes in a manner adverse to the holders,

•	change the place or currency of payment on a note,

•	impair the right to institute suit for the enforcement of any payment on any note,

•	modify our obligation to maintain an office or agency in the city of New York,

•	modify any provision that adversely affects the right to convert the notes other than a modification or amendment required by the terms of the indenture,

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify, amend or waive compliance with certain provisions of the indenture or to waive certain defaults,

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted, or

•	modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act.

Registration Rights

      In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchaser of the notes. In the registration rights agreement, we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we will, at our expense:

•	file with the SEC, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities,

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued, and

•	use our reasonable efforts to keep effective the shelf registration statement until the earliest of (i) the sale by the holders of all outstanding registrable securities registered under the shelf registration statement, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of RealNetworks, or (iii) two years after the effective date of the shelf registration statement.

      We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, material acquisition or divestiture of assets, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities who elects to sell any registrable securities pursuant to the shelf registration statement and who so requests in writing copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      We may, upon written notice to all holders of the notes, postpone having the shelf registration statement declared effective for a reasonable period of time not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, liquidated damages will accrue on any notes constituting registrable securities if either of the following registration defaults occurs:

•	on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC, or

•	on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

      In that case, liquidated damages will accrue on the notes, and the common stock issued upon conversion of the notes, constituting registrable securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears on the next succeeding July 1 or January 1 following the accrual of the liquidated damages.

      The rates at which liquidated damages will accrue will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default, and

•	0.50% of the principal amount per annum from and after the 91st day after the registration default.

      In addition, liquidated damages will accrue on the notes, and the common stock issued upon conversion of the notes, constituting registrable securities if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period, or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365-day period.

      In either event, the liquidated damages on the notes will accrue at a rate of 0.50% of the principal amount per annum from the first day that the 30-day or 90-day period is exceeded, whichever occurs first. The liquidated damages will continue until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the liquidated damages, or

•	the earlier of (i) the sale by the holders of all outstanding registrable securities registered under the shelf registration statement, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of RealNetworks, and (iii) two years after the effective date of the shelf registration statement.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus,

•	may be required to deliver a prospectus to purchasers,

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales, and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

      We have filed this registration statement to meet our obligations under the registration rights agreement. We have mailed a notice and questionnaire to the holders of registrable securities to obtain certain information regarding the holders for inclusion in this prospectus.

      No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective, or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

      unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

      Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement.

      We agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

      This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to this registration statement.

Notices

      Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

      Notice of a redemption of notes will be given not less than 20 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

      The indenture, the notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CAPITAL STOCK

General

      As of December 5, 2003, our authorized capital stock consisted of 1,060,000,000 shares. Those shares consisted of (1) 1,000,000,000 shares designated as common stock, $0.001 par value per share, and (2) 60,000,000 shares designated as preferred stock, $0.001 par value per share, 200,000 of which were designated Series A preferred stock, $0.001 par value per share. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete though we believe it contains all the material provisions, and is subject to, and qualified in its entirety by, the provisions of our articles of incorporation and by the provisions of applicable law.

Preferred Stock

      As of December 5, 2003, there were no shares of our preferred stock outstanding. Pursuant to our articles of incorporation, our board of directors has the authority, without further action or vote by the shareholders, to issue up to 60,000,000 shares of preferred stock in one or more series and to fix and determine the relative rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend or liquidation rights or both.

      We have no current intention to issue any shares of preferred stock, except with respect to our Shareholder Rights Plan. Our board of directors has designated 200,000 shares of Series A preferred stock for issuance pursuant to the Rights Plan. See “— Shareholder Rights Plan.” Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock, either pursuant to the Shareholder Rights Plan, or otherwise. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Common Stock

      As of December 5, 2003, there were approximately 164,051,288 shares of our common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Shareholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

      Our common stock is listed on the Nasdaq National Market under the symbol “RNWK.” The transfer agent and registrar for the common stock is Mellon Investor Services LLC, Ridgefield Park, New Jersey.

Washington Anti-Takeover Law and Certain Charter Provisions

      Our articles of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a shareholder vote.

      We are subject to Chapter 23B.19 of the Washington Business Corporation Act, or the Washington Act. The Washington Act contains certain provisions that may have the effect of delaying, deterring or preventing a takeover or change in control of us. Chapter 23B.19 of the Washington Act prohibits us, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person, or group of persons, who acquires 10% or more of our voting securities) without the prior approval of our board of directors for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period, we may engage in otherwise proscribed transactions, so long as the transaction complies with certain fair price provisions of the Washington Act or is approved by a majority of disinterested shareholders within each voting group entitled to vote separately. We may not exempt ourselves from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of us.

      Our articles of incorporation and bylaws provide that any special meetings of our shareholders may be called only by the board of directors, the chairman of our board, our president, or shareholders holding at least 25% of all the shares entitled to be cast on any issue proposed to be considered at the special meeting. Our articles of incorporation also provide that our board of directors be divided into three classes, with each class serving staggered three-year terms. Additionally, our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to (1) adopt a plan of merger; (2) authorize the sale, lease, exchange or mortgage of assets representing more than 50% of the book value of our assets prior to the transaction or any other asset or assets on which our long-term business strategy is substantially dependent; (3) authorize our voluntary dissolution; or (4) take any action that has the effect of any of the above. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Shareholder Rights Plan

      We have entered into a Shareholder Rights Plan, or Rights Plan, by and between us and our rights agent, Mellon Investor Services LLC. Pursuant to the Rights Plan, our board of directors declared and distributed to the shareholders of record as of December 14, 1998 a dividend of one right for each outstanding share of our common stock. Such rights are not exercisable or transferable separately from shares of our common stock until the earlier of: (i) the first date of a public announcement that, without the prior approval of our board of directors, a person or group has acquired, or obtained the right to acquire, beneficial ownership of a designated percentage of the outstanding shares of our common stock and (ii) 10 days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or group beneficially owning a designated percentage of outstanding shares of our common stock (without the prior consent of our board of directors), unless our board of directors sets a later date (the earlier of such dates, is referred to as the Distribution Date). Our board of directors has the option to redeem such rights at a nominal cost or prevent such rights from being triggered by designating offers for all outstanding shares of our common stock as a permitted offer. Prior to the Distribution Date, we are able to amend or supplement the Rights Plan without the consent of any of the holders of such rights. Following the Distribution Date, the Rights Plan could be amended to cure any ambiguity, to correct or supplement any inconsistent provision or any other provision so long as such amendment or supplement would not adversely affect the holders of the rights granted pursuant to the Rights Plan (other than an acquiring person or group) or, subject to certain limitations, to shorten or lengthen any time period under the Rights Plan. Such rights expire on December 4, 2008 unless earlier redeemed by us.

      The rights granted pursuant to the Rights Plan (other than those rights held by an acquiring person or group), when exercisable, would entitle their holders to purchase a specified fraction of a share of preferred stock (subject to adjustment) or, in certain instances, other of our securities. In certain circumstances, if we, in a merger or consolidation, are not the surviving entity or dispose of more than 50% of our assets or earnings power, the rights would entitle their holders (other than an acquiring person or group) to purchase the highest priority voting shares in the surviving entity or its affiliates having a market value of two times the exercise price of the rights.

      The Rights Plan, which is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors, may have certain anti-takeover effects. The Rights Plan, if adopted, could significantly dilute the interests in us of an acquiring person or group. The Rights Plan could therefore have the effect of delaying, deterring or preventing a change in control of us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

      All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

      As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the U.S. under an applicable income tax treaty), (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any holder of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

      If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

     Interest

      The notes will not bear interest. However, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts referred to as liquidated damages in the manner described under the caption “Description of the Notes.” If the amount or timing of any liquidated damages on a note is contingent, the note could be subject to special rules that apply to debt instruments that provide for contingent payments (“contingent debt instruments”). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. We believe that the possibility of liquidated damages is remote and, accordingly, the notes should not be treated as contingent debt instruments because of this potential liquidated damages. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on each U.S. Holder (but not on the IRS) unless such U.S. Holder discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the note is acquired. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize liquidated damages income, which would be taxable as ordinary income.

     Conversion of Notes Into Common Stock

      A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. To the extent we elect to deliver cash instead of shares of common stock, the tax consequences of the exchange will be as described below under “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Retirement of Notes.” Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

      The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

     Sale, Exchange, Redemption or Retirement of the Notes

      Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege to the extent we elect to deliver shares of common stock rather than cash), redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, long term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

      If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price with shares of our common stock, and if the notes are “securities” for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the common stock so received would include the period during which the holder held the note. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph.

     The Common Stock

      Distributions (including constructive distributions), if any, made with respect to common stock that a U.S. Holder receives upon conversion of a note generally will constitute taxable dividends, to the extent that the distributions are made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis of the common stock (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the common stock, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

      Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

      For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

     Dividends

      In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed IRS Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments made through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

     Conversion

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into common stock. However, cash received to the extent we elect to deliver cash instead of shares of common stock or cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under “Certain United States Federal Income Tax Considerations — Non-U.S. Holders — Sale, Exchange or Redemption of Notes or Common Stock.”

     Sale, Exchange, Redemption or Retirement of Notes or Common Stock

      Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

      The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Payments of dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

      The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Non-U.S. Holders — Dividends.”

      Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

      Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

      We originally issued the notes in a private placement to the initial purchaser, Goldman, Sachs & Co., on June 17, 2003. The initial purchaser resold the notes to the purchasers, including the selling securityholders listed below, in transfers exempt from registration pursuant to Rule 144A of the Securities Act of 1933, as amended. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

      The following table contains information as of December 5, 2003 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder as of such date that may be offered using this prospectus.

	Principal
	Amount at		Number of
	Maturity of		Shares of
	Notes		Common
	Beneficially	Percentage of	Stock that	Percentage of
	Owned that	Notes	May be	Common Stock
Name(1)	May be Sold	Outstanding	Sold(2)	Outstanding(3)

Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.(4)	$1,000,000	1.0%	107,526	*
Argent Classic Convertible Arbitrage Fund LP(5)	300,000	*	32,258	*
Argent Classic Convertible Arbitrage Fund II LP(5)	100,000	*	10,752	*
Boilermakers Blacksmith Pension Trust(6)	875,000	*	94,086	*
BP Amoco PLC Master Trust(7)	410,000	*	44,086	*
Calamos® Convertible Growth and Income Fund — Calamos® Investment Trust(8)	7,000,000	7.0	752,688	*
Clinton Multistrategy Master Fund, Ltd.(9)	4,535,000	4.5	801,075	*
Clinton Riverside Convertible Portfolio Limited(9)	4,965,000	5.0	876,344	*
Credit Suisse First Boston Europe Limited(10)(14)	10,000,000	10.0	1,075,268	*
DBAG London(11)(14)	5,500,000	5.5	591,397	*
Hotel Union & Hotel Industry of Hawaii Pension Plan(7)	160,000	*	17,204	*
Jefferies and Company Inc.(7)(14)	3,000	*	322	*
KBC Financial Products USA Inc.(12)(14)	2,850,000	2.9	306,451	*
NMS Services (Cayman) Inc.(13)(14)	10,500,000	10.5	1,129,032	*
Sphinx Convertible Arb Fund SPC(7)	148,000	*	15,913	*
SSI Blended Market Neutral LP(7)	256,000	*	27,526	*
State of Oregon/ Equity(6)	3,125,000	3.1	336,021	*
UBS OConnor LLC F/B/O OConnor Global Convertible Arbitrage Master Ltd.	1,800,000	1.8	193,548	*
Viacom Inc. Pension Plan Master Trust(7)	14,000	*	1,505	*
Wachovia Bank National Association(14)	11,150,000	11.2	1,198,924	*
Xavex Convertible Arbitrage 10 Fund(5)	100,000	*	10,752	*
Zurich Institutional Benchmarks Master Fund Ltd.(7)	1,009,000	1.0	108,494	*
Any other holder of notes or future transferee, pledge, donee, or successor of any holder(15)(16)

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by gift, partnership distribution or other non-sale related transfer from the named selling securityholders.

(2)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $9.30 per share of common stock. However, this conversion price is subject to adjustment as described under “Description of the Notes — Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 164,051,288 shares of common stock outstanding as of December 5, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(4)	Henry Cox and Thomas Marshall have voting and investment power over these securities.

(5)	Bruce McMahan, Saul Schwartzman and John Gordon have voting and investment power over these securities.

(6)	Ann Houlihan has voting and investment power over these securities.

(7)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and investment power over these securities.

(8)	Nick Calamos has voting and investment power over these securities.

(9)	Michael Vacca has voting and investment power over these securities.

(10)	David Clarkson has voting and investment power over these securities.

(11)	Dan Azzi has voting and investment power over these securities.

(12)	Luke Edwards has voting and investment power over these securities.

(13)	R. Kevin Beauregard has voting and investment power over these securities.

(14)	This selling securityholder is a registered broker dealer or affiliate of a registered broker-dealer, as indicated in the section of this Prospectus under the caption “Plan of Distribution” below.

(15)	Information regarding selling securityholders not named at effectiveness will be named in post-effective amendments; provided, however, that transferees, successors and donees of identified selling securityholders will be named by us in prospectus supplements.

(16)	Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. According to the information supplied to us by the selling securityholders, the table sets forth all of the securities of the Company beneficially owned by each such selling securityholder.

      The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

      Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Except as otherwise indicated above, to our knowledge, the persons and entities named in the selling securityholder table have sole voting and sole investment power with respect to all securities which they beneficially own.

      None of the selling security holders who are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities.

      Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

      The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

      To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

      Our common stock trades on the Nasdaq National Market under the symbol “RNWK.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. A description of the risks associated with this is described above under the heading “Risk Factors — A market may not develop for the notes.”

      There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

      Any selling securityholder who is a “broker-dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. To our knowledge, KBC Financial Products USA Inc. and Jefferies & Company Inc. are the only selling securityholders who are registered broker-dealers and, as such, they are underwriters of the notes and the underlying common stock within the meaning of the Securities Act. Other than the performance of investment banking, advisory and other commercial services for us in the ordinary course of business, we do not have a material relationship with any of these broker-dealers and none of these broker-dealers has the right to designate or nominate a member or members of our board of directors. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilizing transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, Credit Suisse First Boston Europe Limited (a subsidiary of Credit Suisse First Boston LLC, a registered broker-dealer), DBAG London (a subsidiary of Deutsche Bank Securities Inc., a registered broker-dealer), NMS Services (Cayman) Inc. (an indirect subsidiary of Bank of America Corporation, a registered broker-dealer) and Wachovia Bank National Association (under common control with Wachovia Capital Markets LLC, a registered broker-dealer) are the only selling securityholders who are affiliates of registered broker-dealers. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

      Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington and Palo Alto, California.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of RealNetworks, Inc. and subsidiaries as of December 31, 2002, and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets.

      The consolidated financial statements of Listen.Com, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of RealNetworks, Inc., dated September 12, 2003 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to Listen.Com, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information regarding companies, such as RealNetworks, Inc., that file electronically with the SEC. You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

RealNetworks, Inc. SEC Filings (File No. 0-23137)	Period

Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2002 Annual Meeting of Shareholders incorporated by reference therein)	Year ended December 31, 2002

Current Reports on Form 8-K	Filed on April 23, 2003, May 16, 2003, June 11, 2003, June 13, 2003, and August 15, 2003

Current Report on Form 8-K/A	Filed on September 12, 2003

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003

Description of our common stock as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on September 26, 1997

Description of our preferred share purchase rights as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on December 14, 1998

      All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes under this document shall also be deemed to be incorporated in this prospectus by reference; provided, however, that we are not incorporating any information from any future filed documents furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Investor Relations

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
Telephone: (206) 674-2700

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. These filings are also available free of charge through our Internet website, at www.realnetworks.com.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The aggregate estimated (other than the registration fee) expenses associated with this offering are as follows:

SEC registration fee	$8,090
Trustee’s fees and expenses	20,000
Printing and engraving	40,000
Accounting fees and expenses	90,000
Legal fees and expenses	250,000

Total	$408,090

Item 15.	Indemnification of Directors and Officers

      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant’s Amended and Restated Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders. The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 16.	Exhibits

      The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation.(1)
3.2	Amended and Restated Bylaws.(2)
3.3	Amendment No. 1 dated April 22, 2003 to Amended and Restated Bylaws of RealNetworks, Inc. Adopted July 16, 1998.(3)
4.1	Indenture, dated as of June 17, 2003, between the Registrant and U.S. Bank National Association.(5)
4.2	Form of Note (included in Exhibit 4.1).
4.3	Registration Rights Agreement, dated as of June 17, 2003, between the Registrant and Goldman, Sachs & Co.(4)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(5)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.(5)
23.1	Consent of KPMG LLP

Exhibit
Number	Description

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney of certain directors and officers of the Registrant.(4)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(4)

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 filed with the Securities and Exchange Commission on August 11, 2000.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 filed with the Securities and Exchange Commission on November 13, 1998.

(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003.

(4)	Previously filed on September 12, 2003.

(5)	Previously filed on November 18, 2003.

Item 17.	Undertakings

      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 9, 2003.

REALNETWORKS, INC.

By:	/s/ ROBERT GLASER

Name: Robert Glaser
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Glaser and Robert Kimball, and each of them acting individually, as such person’s attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Amendment No. 2 to Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated below on December 9, 2003.

NAME	TITLE

/s/ ROBERT GLASER Robert Glaser	Director, Chairman and Chief Executive Officer (principal executive officer)

/s/ ROY B. GOODMAN Roy B. Goodman	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

* EDWARD BLEIER Edward Bleier	Director

* JAMES W. BREYER James W. Breyer	Director

* JEREMY JAECH Jeremy Jaech	Director

* JONATHAN D. KLEIN Jonathan D. Klein	Director

* KALPANA RAINA Kalpana Raina	Director

NAME		TITLE

Eric A. Benhamou		Director

*By:	/s/ ROBERT KIMBALL Robert Kimball Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation.(1)
3.2	Amended and Restated Bylaws.(2)
3.3	Amendment No. 1 dated April 22, 2003 to Amended and Restated Bylaws of RealNetworks, Inc. Adopted July 16, 1998.(3)
4.1	Indenture, dated as of June 17, 2003, between the Registrant and U.S. Bank National Association.(5)
4.2	Form of Note (included in Exhibit 4.1).
4.3	Registration Rights Agreement, dated as of June 17, 2003, between the Registrant and Goldman, Sachs & Co.(4)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(5)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.(5)
23.1	Consent of KPMG LLP
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney of certain directors and officers of the Registrant.(4)
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.(4)

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 filed with the Securities and Exchange Commission on August 11, 2000.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 filed with the Securities and Exchange Commission on November 13, 1998.

(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003.

(4)	Previously filed on September 12, 2003.

(5)	Previously filed on November 18, 2003.